Exhibit 99.1
TOWERS WATSON & CO.
Condensed Consolidated Statements of Operations
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Revenue	$949,615	$957,922	$1,845,236	$1,836,029
Costs of providing services:
Salaries and employee benefits	547,267	556,319	1,091,739	1,089,847
Professional and subcontracted services	77,643	71,630	142,755	133,835
Occupancy	32,452	36,756	64,197	72,829
General and administrative expenses	87,007	82,100	158,377	157,534
Depreciation and amortization	53,752	44,107	97,944	88,976
Transaction and integration expenses	80,801	—	90,131	—
	878,922	790,912	1,645,143	1,543,021
Income from operations	70,693	167,010	200,093	293,008

Loss from affiliates	(1,589)	—	(1,538)	—
Interest income	901	894	2,093	1,957
Interest expense	(3,060)	(2,186)	(5,132)	(4,514)
Other non-operating income	303	34	55,673	865
INCOME BEFORE INCOME TAXES	67,248	165,752	251,189	291,316
Provision for income taxes	55,653	55,372	116,211	99,434
NET INCOME BEFORE NON-CONTROLLING INTERESTS	11,595	110,380	134,978	191,882
Less: Income attributable to non-controlling interests	384	204	385	148
NET INCOME (attributable to common stockholders)	$11,211	$110,176	$134,593	$191,734
See accompanying notes to the condensed consolidated financial statements

TOWERS WATSON & CO.
Condensed Consolidated Statements of Comprehensive Income
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Net income before non-controlling interests	$11,595	$110,380	$134,978	$191,882
Other comprehensive (loss)/income, net of tax:
Foreign currency translation	(55,707)	(79,502)	(127,265)	(184,833)
Defined pension and post-retirement benefit costs	5,676	2,844	10,444	5,719
Hedge effectiveness	68	92	(734)	898
Available-for-sale securities	(120)	(107)	(202)	(235)
Other comprehensive loss before non-controlling interests	(50,083)	(76,673)	(117,757)	(178,451)
Comprehensive (loss)/income before non-controlling interests	(38,488)	33,707	17,221	13,431
Comprehensive income/(loss) attributable to non-controlling interest	337	(288)	332	(399)
Comprehensive (loss)/income (attributable to common stockholders)	$(38,825)	$33,995	$16,889	$13,830
See accompanying notes to the condensed consolidated financial statements

TOWERS WATSON & CO.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars, except share data)
(Unaudited)

	December 31, 2015	June 30, 2015
Assets
Cash and cash equivalents	$475,928	$715,151
Fiduciary assets	26,582	38,075
Short-term investments	16,801	127,156
Receivables from clients:
Billed, net of allowances of $8,259 and $7,665	530,442	479,536
Unbilled, at estimated net realizable value	294,322	320,827
	824,764	800,363
Other current assets	115,698	155,487
Total current assets	1,459,773	1,836,232
Fixed assets, net	404,209	390,681
Deferred income taxes	60,178	62,772
Goodwill	2,195,709	2,278,351
Intangible assets, net	614,195	654,087
Other assets	230,716	172,051
Total Assets	$4,964,780	$5,394,174
Liabilities
Accounts payable, accrued liabilities and deferred income	$429,094	$424,403
Employee-related liabilities	354,923	581,115
Fiduciary liabilities	26,582	38,075
Current portion of long-term debt	485,000	25,000
Other current liabilities	75,092	62,281
Total current liabilities	1,370,691	1,130,874
Revolving credit facility	—	40,000
Term loans	255,000	175,000
Accrued retirement benefits and other employee-related liabilities	598,352	648,655
Professional liability claims reserve	240,041	235,856
Other noncurrent liabilities	234,148	216,277
Total Liabilities	2,698,232	2,446,662
Commitments and contingencies
Stockholders’ Equity
Class A Common Stock — $0.01 par value: 300,000,000 shares authorized; 69,461,890 and 74,552,661 issued and 69,461,890 and 69,281,754 outstanding	694	746
Additional paid-in capital	1,464,974	1,870,745
Treasury stock, at cost — 0 and 5,270,907 shares	—	(429,286)
Retained earnings	1,479,049	2,066,104
Accumulated other comprehensive loss	(694,002)	(576,298)
Total Stockholders’ Equity	2,250,715	2,932,011
Non-controlling interest	15,833	15,501
Total Equity	2,266,548	2,947,512
Total Liabilities and Total Equity	$4,964,780	$5,394,174
See accompanying notes to the condensed consolidated financial statements

TOWERS WATSON & CO.
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	Six Months Ended December 31,
	2015	2014
Cash flows (used in)/from operating activities:
Net income before non-controlling interests	$134,978	$191,882
Adjustments to reconcile net income to net cash from operating activities:
Provision for doubtful receivables from clients	10,224	11,157
Depreciation	57,800	54,160
Amortization of intangible assets	40,144	34,816
Gain on sale of business, pretax	(55,390)	—
Provision for deferred income taxes	16,609	24,569
Equity from affiliates	1,538	—
Stock-based compensation	12,760	18,414
Other, net	(3,114)	535
Changes in operating assets and liabilities (net of business acquisitions)
Receivables from clients	(58,403)	(76,970)
Fiduciary assets	11,488	(7,783)
Other current assets	(7,313)	(15,117)
Other noncurrent assets	(1,796)	717
Accounts payable, accrued liabilities and deferred income	21,679	(31,885)
Employee-related liabilities	(214,976)	(104,651)
Fiduciary liabilities	(11,488)	7,783
Accrued retirement benefits and other employee-related liabilities	(56,273)	(78,919)
Professional liability claims reserves	8,787	15,427
Other current liabilities	7,313	14,682
Other noncurrent liabilities	3,944	(18,528)
Income tax related accounts	73,858	(38,389)
Cash flows (used in)/from operating activities	(7,631)	1,900
Cash flows from investing activities:
Cash paid for business acquisitions	(16,023)	(1,255)
Net proceeds from sale of business	65,264	—
Fixed assets and software for internal use	(30,666)	(33,113)
Capitalized software costs	(43,019)	(33,507)
Purchases of held-to-maturity investments	(12,650)	(155,927)
Redemptions of held-to-maturity investments	116,923	214,510
Purchases of available-for-sale securities	(350)	(1,677)
Sales and redemptions of available-for-sale securities	526	11,734
Investment in affiliates	(4,832)	—
Cash flows from investing activities	75,173	765
Cash flows used in financing activities:
Borrowings under credit facility	1,011,500	275,000
Repayments under credit facility	(869,000)	(225,000)
Borrowings under term loan	340,000	—
Repayment of Term Loan	(12,500)	(12,500)
Loan origination fees	(1,218)	—
Cash paid on retention liability	(10,067)	(10,338)
Dividends paid	(726,109)	(20,204)
Repurchases of common stock	—	(81,410)
Payroll tax payments on vested shares	(12,410)	(10,833)
Issuances of common stock and excess tax benefit	12,576	4,618
Cash flows used in financing activities	(267,228)	(80,667)
Effect of exchange rates on cash	(39,537)	(28,456)
Decrease in cash and cash equivalents	(239,223)	(106,458)
Cash and cash equivalents at beginning of period	715,151	727,849
Cash and cash equivalents at end of period	$475,928	$621,391
Supplemental disclosures:
Cash paid for interest	$2,389	$1,956
Cash paid for income taxes, net of refunds	$12,424	$104,927
Common stock issued upon the vesting of our restricted stock units	$21,185	$—
See accompanying notes to the condensed consolidated financial statements

TOWERS WATSON & CO.
Condensed Consolidated Statements of Changes in Stockholders’ Equity
(In thousands of U.S. Dollars and numbers of shares in thousands)
(Unaudited)

	Class A Common Stock Outstanding	Class A Common Stock	Additional Paid-in Capital	Treasury Stock, at Cost	Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Non- Controlling Interest	Total
Balance as of June 30, 2014	74,552	$746	$1,849,119	$(286,182)	$1,722,927	$(189,702)	$14,041	$3,110,949
Net income	—	—	—	—	191,734	—	148	191,882
Other comprehensive loss	—	—	—	—	—	(177,904)	(547)	(178,451)
Repurchases of common stock	—	—	—	(81,410)	—	—	—	(81,410)
Shares received for employee taxes upon vesting of restricted stock units	—	—	—	(6,675)	—	—	—	(6,675)
Exercises of stock options	—	—	(2,298)	2,354	—	—	—	56
Vesting of restricted stock units	—	—	(3,965)	8,924	—	—	—	4,959
Class A Common Stock:
Cash dividends declared	—	—	—	—	(21,116)	—	—	(21,116)
Excess tax benefits	—	—	4,618	—	—	—	—	4,618
Stock-based compensation	—	—	18,414	—	—	—	—	18,414
Balance as of December 31, 2014	74,552	$746	$1,865,888	$(362,989)	$1,893,545	$(367,606)	$13,642	$3,043,226

Balance as of June 30, 2015	74,552	$746	$1,870,745	$(429,286)	$2,066,104	$(576,298)	$15,501	$2,947,512
Net income	—	—	—	—	134,593	—	385	134,978
Other comprehensive loss	—	—	—	—	—	(117,704)	(53)	(117,757)
Shares received for employee taxes upon vesting of restricted stock units	—	—	—	(8,445)	—	—	—	(8,445)
Exercises of stock options	—	—	(937)	1,887	—	—	—	950
Vesting of restricted stock units	—	—	(14,295)	21,185	—	—	—	6,890
Treasury stock retirement	(5,090)	(52)	(414,607)	414,659				—
Class A Common Stock:
Cash dividends declared	—	—	—	—	(721,648)	—	—	(721,648)
Excess tax benefits	—	—	11,626	—	—	—	—	11,626
Stock-based compensation	—	—	12,442	—	—	—	—	12,442
Balance as of December 31, 2015	69,462	$694	$1,464,974	$—	$1,479,049	$(694,002)	$15,833	$2,266,548
See accompanying notes to the condensed consolidated financial statements

TOWERS WATSON & CO.
Notes to the Condensed Consolidated Financial Statements
(Tabular amounts are in thousands)
(Unaudited)
Note 1 — Organization, Basis of Presentation and Merger
The accompanying unaudited quarterly condensed consolidated financial statements of Towers Watson & Co. (“Towers Watson”, the “Company” or “we”) and our subsidiaries are presented in accordance with U.S. GAAP, which requires management to make estimates and assumptions, including estimates of future contract costs and earnings. Such estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and earnings during the current reporting period. Management periodically assesses and evaluates the adequacy and/or deficiency of estimated liabilities recorded for various reserves, liabilities, contract risks and uncertainties. Actual results could differ from these estimates. In the opinion of management, these condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the condensed consolidated financial statements and results for the interim periods. All intercompany accounts and transactions have been eliminated in consolidation. The condensed consolidated financial statements should be read together with the Towers Watson audited consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, which was filed with the SEC on August 14, 2015, and may be accessed via EDGAR on the SEC’s web site at www.sec.gov.
Our fiscal year 2016 began July 1, 2015 and ends June 30, 2016.
The results of operations for the three and six months ended December 31, 2015 are not necessarily indicative of the results that can be expected for the entire fiscal year ending June 30, 2016. The results reflect certain estimates and assumptions made by management including those estimates used in calculating acquisition consideration and fair value of tangible and intangible assets and liabilities, professional liability claims, estimated bonuses, valuation of billed and unbilled receivables, and anticipated tax liabilities that affect the amounts reported in the condensed consolidated financial statements and related notes.
Merger
Towers Watson merged with Willis Group Holdings Public Limited Company (“Willis”) on January 4, 2016, pursuant to the previously announced Agreement and Plan of Merger (the “Merger”). The Merger was accounted for using the acquisition method of accounting with Willis considered the accounting acquirer of Towers Watson and Willis the surviving entity. Immediately following the Merger, Willis effected an amendment to its Constitution and other organizational documents to change its name from Willis Group Holdings Public Limited Company to Willis Towers Watson Public Limited Company (“Willis Towers Watson”).
Please see Note 2 — Merger, Acquisitions and Divestitures for more information related to this Merger.
Recent Accounting Pronouncements
Not yet adopted
On May 28, 2014, the Financial Accounting Standards Board (“FASB”) and International Accounting Standards Board (“IASB”) issued their final standard on revenue from contracts with customers. The standard, issued as Accounting Standards Update (“ASU”) 2014-09 by the FASB, outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers, and supersedes most current revenue recognition guidance. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU applies to all contracts with customers, except those that are within the scope of other topics in the FASB Accounting Standards Codification. Compared with current U.S. GAAP, the ASU also requires significantly expanded disclosures about revenue recognition. The ASU was originally effective for interim and annual reporting periods that begin after December 15, 2016, and early adoption was prohibited. However, the FASB issued ASU 2015-14 on August 12, 2015, which defers the adoption date for one year and allows for early adoption. ASU 2014-09 is now effective for interim and annual reporting periods that begin after December 15, 2017.
On June 19, 2014, the FASB issued ASU 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide a Performance Target Could Be Achieved After the Requisite Service Period. The ASU is intended to resolve the diverse accounting treatment of these types of awards in practice. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in “Compensation - Stock Compensation (Topic 718)” as it relates to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved, and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The ASU is effective for interim and annual reporting periods that begin after December 15, 2015.
On September 25, 2015, the FASB issued ASU 2015-16, Business Combinations, Simplifying the Accounting for Measurement Period Adjustments. The ASU eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment, including the effect on earnings of any amounts it would have recorded in previous periods if the accounting had been completed at the acquisition date. The ASU is effective for interim and annual periods that begin after December 15, 2015.
On November 20 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes.  The ASU simplifies the accounting for deferred taxes by allowing issuers to classify all deferred taxes as non-current. The ASU is effective for interim and annual periods that begin after December 15, 2016. Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period.
On January 5, 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU requires that equity securities be measured at fair value with changes in fair value recognized in net income and simplifies the impairment assessment of equity securities without readily determinable fair values. The ASU also makes changes to disclosure and presentation requirements of certain financial assets and liabilities. The ASU is effective for interim and annual periods that begin after December 15, 2017. Early adoption is not permitted.
There were no accounting pronouncements adopted in the current period. Due to the Merger closing on January 4, 2016, we are evaluating all accounting policies and pending pronouncements and integrating accounting policies and adoption dates as part of Willis Towers Watson.
Note 2 — Merger, Acquisitions and Divestitures
Merger
Subsequent to the Balance Sheet date, on January 4, 2016, pursuant to the previously announced Agreement and Plan of Merger, dated June 29, 2015, as amended on November 19, 2015 (the “Merger Agreement”), between Willis, Towers Watson, and Citadel Merger Sub, Inc., a wholly-owned subsidiary of Willis formed for the purpose of facilitating this transaction (“Merger Sub”), Merger Sub merged with and into Towers Watson with Towers Watson continuing as the surviving corporation and a wholly-owned subsidiary of Willis.
At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Towers Watson common stock (the “Towers Watson shares”), was converted into the right to receive 2.6490 validly issued, fully paid and nonassessable ordinary shares of Willis (the “Willis ordinary shares”), $0.000115 nominal value per share, other than any Towers Watson shares owned by Towers Watson, Willis or Merger Sub at the Effective Time and the Towers Watson shares held by stockholders who are entitled to and who properly exercised dissenter’s rights under Delaware law.
Immediately following the Merger, Willis effected (i) a consolidation (i.e., a reverse stock split under Irish law) of Willis ordinary shares whereby every 2.6490 Willis ordinary shares were consolidated into one Willis ordinary share (the “Consolidation”) and (ii) an amendment to its Constitution and other organizational documents to change its name from Willis Group Holdings Public Limited Company to Willis Towers Watson Public Limited Company.
On December 29, 2015, the third business day immediately prior to the closing date, Towers Watson declared and paid a special dividend (the “pre-Merger special dividend”), in an amount of $10.00 per share of Towers Watson common stock, approximately $694 million in the aggregate based on approximately 69 million Towers Watson shares issued and outstanding at December 29, 2015.
On December 30, 2015, all Towers Watson treasury stock was canceled.
The Merger was accounted for using the acquisition method of accounting with Willis considered the accounting acquirer of Towers Watson.

The table below presents the calculation of aggregate Merger Consideration.

January 4, 2016
Number of shares of Towers Watson common stock outstanding as of January 4, 2016	69 million
Exchange ratio	2.649
Number of Willis Group Holdings shares issued (prior to reverse stock split)	184 million
Willis Group Holdings price per share on January 4, 2016	$47.18
Fair value (millions) of 184 million Willis ordinary shares	$8,686
Value of equity awards assumed	37
Preliminary estimated aggregate Merger Consideration	$8,723
Acquisitions
Longitude Acquisition
On October 1, 2015, Towers Watson purchased 48,322 common shares of Longitude Holdings Limited (“Longitude”) representing 24.2% of outstanding equity ownership for $4.8 million. The related carrying amount of the equity investment was recorded at cost and will be adjusted using the equity method to recognize our share of the earnings or losses of Longitude. We have entered into a subscription agreement for $40.0 million, of which $35.2 million may be called upon for additional investment.
Acclaris Acquisition
On May 11, 2015, Towers Watson acquired Acclaris Holdings, Inc. (“Acclaris”) for $140.0 million in cash. Headquartered in Tampa, FL, and with locations in Kansas and India, Acclaris offers flexible products that include integrated technology and services to support consumer-directed benefits on a single platform in a scalable way. Its core business focuses on health care and reimbursement accounts which include health reimbursement arrangements (HRAs), health savings accounts (HSAs), flexible spending accounts, commuter accounts and custom reimbursement accounts. Acclaris was integrated into our Exchange Solutions segment and joined the Other line of business as the Consumer-Directed Accounts practice. Together, Towers Watson and Acclaris enable clients of any size to offer benefits in new and cost-effective ways.
During the fourth quarter of fiscal year 2015, we recorded the tangible assets received, liabilities assumed, and the fair value of intangibles. The intangibles included developed technology, valued at $14.5 million, and a customer related intangible, valued at $12.3 million. Our estimate of fair value for the developed technology intangible and the customer related intangible was based on the relief from royalty method and the multi-period excess earnings method, respectively. Significant assumptions used in the valuation were estimated revenues and expenses, contributory asset charges, required rates of return, and discount rates. During the first quarter of fiscal year 2016, working capital and acquisition accounting adjustments were made resulting in a refund of $1.7 million of cash consideration and a $3.1 million decrease to goodwill. It was determined that total consideration was $139.5 million, and we recorded $109.2 million of goodwill related to the acquisition of Acclaris.
Saville Consulting Acquisition
On April 23, 2015, Towers Watson acquired Saville Consulting Group Limited (“Saville”) for £42.0 million ($64.5 million) in cash. Saville is a U.K. and Jersey-based global psychometric assessment business. Its principal activities include helping employers to improve the match between people, work and organizations through the development and sale of objective psychometric assessment tools and related user training and consultancy services. Saville is included within our Data, Surveys and Technology line of business within our Talent and Rewards segment.
During the fourth quarter of fiscal 2015, we recorded the tangible assets received, liabilities assumed, and the fair value of intangibles. The intangibles included a product intangible, valued at £25.8 million, and other intangibles that were collectively immaterial. Our estimate of fair value for the product intangible was based on the relief from royalty method. Significant assumptions used in the valuation were estimated revenues and expenses, contributory asset charges, required rates of return, and discount rates. It was determined that total consideration was £43.4 million, and we recorded £5.8 million of goodwill related to the acquisition of Saville, inclusive of £0.6 million of deferred consideration recorded in the first quarter of fiscal year 2016.

Divestitures
Sale of Human Resources Service Delivery Practice
On July 9, 2015, we entered into a definitive agreement with KPMG to sell our Human Resources Service Delivery (“HRSD”) practice. The sale closed on August 14, 2015 for proceeds of $65.8 million, which reflects working capital adjustments and excludes transaction costs. The HRSD practice was a component of our Talent and Rewards segment. We divested this business to enhance our focus on other targeted areas like software offerings, integrating the Saville acquisition, and continuing to drive market leadership of our core businesses.
ASU 2014-08, Presentation of Financial Statements and Property, Plant, and Equipment - Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, amended the requirements for the presentation of discontinued operations in the financial statements. Discontinued operations that do not represent a strategic shift or will not have a major effect on an entity’s operations and financial results are no longer reported in discontinued operations and are only disclosed in the notes to the financial statements. The divestiture of HRSD does not qualify for discontinued operations presentation in the financial statements. Included in other non-operating income on the condensed consolidated statements of operations for the six months ended December 31, 2015 is $55.4 million related to the gain on the sale of HRSD.
The following amounts are directly attributable to the results of operations of our HRSD practice and are included in the condensed consolidated statements of operations for the three and six months ended December 31, 2015 and 2014, respectively:

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Revenue	$529	$8,688	$6,337	$16,298
Costs of providing services	377	6,257	5,011	12,469
Income from operations	$152	$2,431	$1,326	$3,829
Note 3 — Investments
Held-to-maturity - Our held-to-maturity investments are comprised of term deposits, certificates of deposit, and certain bonds with original maturities greater than 90 days. As of December 31, 2015 and June 30, 2015, all held-to-maturity investments were included in short-term investments in the accompanying condensed consolidated balance sheet. During the six months ended December 31, 2015 and December 31, 2014, proceeds from maturities of held-to-maturity investments were $116.9 million and $214.5 million, respectively, resulting in immaterial realized gains.
Available-for-sale - Our available-for-sale securities are comprised of equity securities and mutual funds / exchange-traded funds. During the six months ended December 31, 2015 and December 31, 2014, proceeds from the sales and maturities of available-for-sale investments were $0.5 million and $11.7 million, respectively, resulting in immaterial realized gains.

Additional information on the Company’s investments is provided in the following table as of December 31, 2015 and June 30, 2015:

	As of December 31, 2015				As of June 30, 2015
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Short Term Investments:
Held-to-maturity:
Term deposits & Certificates of deposit	$17	$—	$—	$17	$70,346	$—	$—	$70,346
Fixed income securities	11,680	—	—	11,680	51,685	—	—	51,685
Available-for-sale:				—
Equity securities	102	4	(25)	81	102	11	(10)	103
Mutual funds and exchange-traded funds	5,068	—	(45)	5,023	5,033	5	(16)	5,022
Total Short-Term Investments:	16,867	4	(70)	16,801	127,166	16	(26)	127,156
Other Assets:
Available-for-sale:
Mutual funds and exchange-traded funds	43,337	—	(639)	42,698	43,711	6	(147)	43,570
Total Investments in Other Assets	$43,337	$—	$(639)	$42,698	$43,711	$6	$(147)	$43,570
For all investments other than fixed income securities, amortized cost represents the cost basis of the investment as of the purchase date. For fixed income securities, amortized cost represents the face value of the bond plus the unamortized portion of the bond premium as of the date presented. The aggregate fair value of investments with unrealized losses as of December 31, 2015 was $47.8 million. There were no material investments that have been in a continuous loss position for more than twelve months, and there have been no other-than-temporary impairments recognized.
Note 4 — Goodwill and Intangible Assets
The components of goodwill are outlined below for the six months ended December 31, 2015:

	Benefits	Exchange Solutions	Risk and Financial Services	Talent and Rewards	All Other	Total
Balance as of June 30, 2015	$1,088,504	$682,033	$370,274	$136,326	$1,214	$2,278,351
Goodwill related to acquisitions	—	—	1,410	—	—	1,410
Goodwill related to disposals	—	—	—	(1,412)	—	(1,412)
Purchase accounting adjustments	—	(2,841)	—	933	—	(1,908)
Translation adjustment	(53,994)	—	(19,916)	(6,822)	—	(80,732)
Balance as of December 31, 2015	$1,034,510	$679,192	$351,768	$129,025	$1,214	$2,195,709
The following table reflects changes in the net carrying amount of the components of finite-lived intangible assets for the six months ended December 31, 2015:

	Customer related intangible	Core/ developed technology	Product	Favorable agreements	Total
Balance as of June 30, 2015	$168,319	$68,015	$40,184	$6,091	$282,609
Intangible assets acquired	—	13,441	—	—	13,441
Impairment loss	(6,300)	—	—	—	(6,300)
Amortization	(20,711)	(11,696)	(1,041)	(763)	(34,211)
Translation adjustment	(3,926)	(230)	(2,445)	(278)	(6,879)
Balance as of December 31, 2015	$137,382	$69,530	$36,698	$5,050	$248,660
We record amortization related to our finite-lived intangible assets. Exclusive of the amortization of our favorable lease agreements, for the three and six months ended December 31, 2015, we recorded $17.0 million and $33.8 million, respectively, of amortization, and for the three and six months ended December 31, 2014, we recorded $17.3 million and $34.8 million, respectively, of amortization.
During the three months ended December 31, 2015, management recorded an impairment of the customer related intangible asset acquired from the purchase of Acclaris, which is part of the Exchange Solutions segment in the Other line of business. The impairment charge was triggered by the December 10, 2015 notice of the largest client of the Acclaris product to terminate services effective December 31, 2016. The amount of the impairment loss was calculated at $6.3 million and is included within Depreciation and Amortization in the accompanying condensed consolidated statement of operations. Management calculated the fair value of the customer intangible using a multi-period excess earnings method to discount future cash flows of the customer relationship intangible.
Our indefinite-lived non-amortizable intangible assets consist of acquired trade names. The carrying value of these assets was $365.5 million and $371.5 million as of December 31, 2015 and June 30, 2015, respectively. The change during the period was due to foreign currency translation.
Our acquired unfavorable lease liabilities were $6.1 million and $7.3 million as of December 31, 2015 and June 30, 2015, respectively, and are recorded in the other noncurrent liabilities in the condensed consolidated balance sheet. The change for the six months ended December 31, 2015 was comprised of a reduction to rent expense of $1.2 million.
The following table reflects the carrying value of finite-lived intangible assets and liabilities as of December 31, 2015 and June 30, 2015:

	As of December 31, 2015		As of June 30, 2015
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Finite-lived intangible assets and liabilities:
Trademark and trade name	$150	$150	$150	$150
Customer related intangibles	376,772	239,390	388,113	219,794
Core/developed technology	186,959	117,429	174,480	106,465
Product	38,031	1,333	40,537	353
Favorable agreements	10,379	5,329	10,866	4,775
Total finite-lived intangible assets	$612,291	$363,631	$614,146	$331,537

Unfavorable lease agreements	$20,593	$14,535	$21,793	$14,512
Total finite-lived intangible liabilities	$20,593	$14,535	$21,793	$14,512
Our intangible assets were revalued to fair value on the effective date of the Merger and will not be amortized in future periods based on the remaining life and net book values on the balance sheet date in these financial statements. We have therefore not included the future amortization expense expected for the next 5 years in these financial statements.
Note 5 — Fair Value Measurements
We have categorized our financial instruments into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
Financial assets and liabilities recorded in the accompanying condensed consolidated balance sheets are categorized based on the inputs in the valuation techniques as follows:
Level 1 — Financial assets and liabilities whose values are based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.
Level 2 — Financial assets and liabilities whose values are based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3 — Financial assets and liabilities whose values are based on unobservable inputs for the asset or liability.

The following presents our assets and liabilities measured at fair value on a recurring basis at December 31, 2015 and June 30, 2015:

	Fair Value Measurements on a Recurring Basis at December 31, 2015
	Level 1	Level 2	Level 3	Total
Assets:
Available-for-sale securities:
Equity securities	$81	$—	$—	$81
Mutual funds / exchange traded funds	$47,721	$—	$—	$47,721
Derivatives:
Foreign exchange forwards (a)	$—	$683	$—	$683
Liabilities:
Derivatives:
Foreign exchange forwards (a)	$—	$3,437	$—	$3,437

	Fair Value Measurements on a Recurring Basis at June 30, 2015
	Level 1	Level 2	Level 3	Total
Assets:
Available-for-sale securities:
Equity securities	$102	$—	$—	$102
Mutual funds / exchange traded funds	$48,592	$—	$—	$48,592
Derivatives:
Foreign exchange forwards (a)	$—	$2,177	$—	$2,177
Liabilities:
Derivatives:
Foreign exchange forwards (a)	$—	$272	$—	$272
Contingent Liabilities:
Retention bonus liability (b)	$—	$—	$9,934	$9,934
_________________________

(a)
These derivative investments are included in other current assets or accounts payable, accrued liabilities and deferred income on the accompanying condensed consolidated balance sheet. See Note 6 for further information on our derivative investments.

(b)
These liabilities are included in other current liabilities and other noncurrent liabilities at December 31, 2015 and June 30, 2015 on the accompanying condensed consolidated balance sheet. The fair value was determined using a discounted cash flow model.

We record gains or losses related to the changes in the fair value of our financial instruments for foreign exchange forward contracts accounted for as foreign currency hedges in general and administrative expenses in the condensed consolidated statements of operations. For the three and six months ended December 31, 2015 we recorded losses of $2.9 million for instruments still held at December 31, 2015. We recorded an immaterial amount of gains for the three and six months ended December 31, 2014 for instruments still held at December 31, 2014. There were no material gains or losses recorded in the condensed consolidated statements of operations for available-for-sale securities still held at December 31, 2015 or 2014.
We generally use third-party pricing services in determining the fair value of our investments. The pricing services use observable inputs when available. These values take into account recent market activity as well as other market observable data such as interest rate, spread and prepayment information. We perform various procedures to evaluate the accuracy of the fair values provided by the third-party service provider. These procedures include obtaining a detailed understanding of the models, inputs, and assumptions used in developing prices provided by the pricing services. This understanding includes a review of the vendors’ Service Organization Controls report and, as necessary, discussions with valuation resources at the pricing services. We obtain the information necessary to assess the model, inputs and assumptions used to comply with U.S. GAAP, including disclosure requirements. Additional information related to the Company’s fair valuation process is included in our financial statements and the notes thereto contained in our 2015 Annual Report on Form 10-K filed with the SEC on August 14, 2015.

There were no transfers of securities between any levels for the three and six months ended December 31, 2015 or the fiscal year ended June 30, 2015. The Company’s policy is to recognize transfers in and transfers out as of the beginning of the reporting period.
Level 3 Financial Instruments

Fair Value Measurements using significant unobservable inputs (Level 3):
Beginning balance - June 30, 2015	$9,934
Payments	(9,356)
Realized gain	(578)
Ending balance - December 31, 2015	$—
Note 6 — Derivative Financial Instruments
We are exposed to market risk from changes in foreign currency exchange rates. Where possible, we identify exposures in our business that can be offset internally. Where no natural offset is identified, we may choose to enter into various derivative transactions. These instruments have the effect of reducing our exposure to unfavorable changes in foreign currency rates. We do not enter into derivative transactions for trading purposes.
A number of our foreign subsidiaries receive revenues (through either internal or external billing) in currencies other than their functional currency. As a result, the foreign subsidiary’s functional currency revenue will fluctuate as the currency exchange rates change. To reduce this variability, we use foreign exchange forward contracts to hedge the foreign exchange risk of the forecast collections. We have designated these derivatives as cash flow hedges of the forecast foreign currency denominated collections. We also use derivative financial contracts, principally foreign exchange forward contracts, to hedge other non-functional currency obligations. These exposures primarily arise from intercompany lending and other liabilities denominated in foreign currencies. At December 31, 2015, the longest outstanding maturity was 9 months. As of December 31, 2015, a net $0.4 million pretax gain was deferred in accumulated other comprehensive income and is expected to be recognized in general and administrative expenses during the next 12 months when the hedged revenue is recognized.
As of December 31, 2015 and June 30, 2015, we had cash flow and economic hedges with a notional value of $445.3 million and $43.2 million, respectively, to hedge cash flow and balance sheet exposures. We determine the fair value of our foreign currency derivatives based on quoted prices received from the counterparty for each contract, which we evaluate using pricing models whose inputs are observable. The net fair value of all derivatives held as of December 31, 2015 and June 30, 2015 was a liability of $2.8 million and an asset of $1.9 million, respectively. See Note 5, Fair Value Measurements, for further information regarding the determination of fair value.
Included in the notional values above are $413.4 million and $20.4 million as of December 31, 2015 and June 30, 2015, respectively, of derivatives held as economic hedges primarily to hedge intercompany loans denominated in currencies other than the functional currency. Losses of $4.1 million and $0.8 million related to derivatives not designated as hedging instruments was recorded in general and administrative expenses for the three months ended December 31, 2015 and December 31, 2014, respectively. Losses of $3.9 million and $2.7 million related to derivatives not designated as hedging instruments was recorded in general and administrative expenses for the six months ended December 31, 2015 and December 31, 2014, respectively. Our notional values increased in the current quarter, primarily due to the hedging of intercompany loans to offset risks related to the repatriation of cash held in foreign denominations.
Note 7 — Retirement Benefits
Defined Benefit Plans
Towers Watson sponsors both qualified and non-qualified defined benefit pension plans and other post-retirement benefit plans in North America and Europe. As of June 30, 2015, these funded and unfunded plans represented 98 percent of Towers Watson’s pension and other post-retirement benefit obligations and are disclosed herein. Towers Watson also sponsors funded and unfunded defined benefit pension plans in certain other countries as well, representing the remaining two percent of the liability.

Components of Net Periodic Benefit Cost for Defined Benefit Pension Plans
The following table sets forth the components of net periodic benefit cost for the Company’s defined benefit pension plan for North America and Europe for the three months ended December 31, 2015 and 2014:

	Three Months Ended December 31,
	2015		2014
	North America	Europe	North America	Europe
Service cost	$18,014	$1,068	$17,683	$3,190
Interest cost	36,152	9,475	34,522	9,883
Expected return on plan assets	(52,094)	(12,733)	(53,078)	(12,533)
Amortization of net loss	9,959	2,666	4,573	3,123
Amortization of prior service (credit)/cost	(1,994)	10	(2,095)	10
Net periodic benefit cost	$10,037	$486	$1,605	$3,673
The following table sets forth the components of net periodic benefit cost for the Company’s defined benefit pension plan for North America and Europe for the six months ended December 31, 2015 and 2014:

	Six Months Ended December 31,
	2015		2014
	North America	Europe	North America	Europe
Service cost	$36,056	$2,146	$35,894	$6,562
Interest cost	72,337	19,047	69,153	20,318
Expected return on plan assets	(104,231)	(25,599)	(106,368)	(25,758)
Amortization of net loss	19,928	5,357	8,951	6,425
Amortization of prior service (credit)/cost	(3,988)	20	(4,190)	21
Net periodic benefit cost	$20,102	$971	$3,440	$7,568
The increase in our North American pension expense was primarily driven by lower than expected return on assets and a change in assumptions based on the new mortality tables.
Components of Net Periodic Benefit Cost for Other Postretirement Plans
The following table sets forth the components of net periodic benefit cost for the Company’s post-retirement plans for the three and six months ended December 31, 2015 and 2014:

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Service cost	$168	$320	$336	$641
Interest cost	1,430	2,042	2,862	4,094
Expected return on plan assets	(20)	(24)	(40)	(48)
Amortization of net gain	(1,508)	(440)	(3,014)	(880)
Amortization of prior service credit	(1,726)	(1,726)	(3,452)	(3,452)
Net periodic benefit (credit)/cost	$(1,656)	$172	$(3,308)	$355
Employer Contributions to Defined Benefit Pension Plans
The Company made $32.2 million in contributions to the North American plans during the first half of fiscal year 2016, and anticipates making $1.9 million in contributions over the next six months. The Company made $22.1 million in contributions to European plans during the first half of fiscal year 2016, and anticipates making $14.0 million in contributions over the next six months.

Defined Contribution Plans
The cost of the Company’s contributions to the various U.S. defined contribution plans was $7.6 million and $6.5 million for the three months ended December 31, 2015 and 2014, respectively, and $12.8 million and $11.1 million for the six months ended December 31, 2015 and 2014, respectively.
The cost of the Company’s contributions to the various U.K. defined contribution plans was $5.7 million and $4.9 million for the three months ended December 31, 2015 and 2014, respectively, and $11.3 million and $9.9 million for the six months ended December 31, 2015 and 2014, respectively.
Note 8 — Debt, Commitments, Contingent and Other Liabilities
The debt, commitments and contingencies described below are currently in effect and would require Towers Watson, or domestic subsidiaries, to make payments to third parties under certain circumstances. In addition to commitments and contingencies specifically described below, Towers Watson has historically provided guarantees on an infrequent basis to third parties in the ordinary course of business.
Towers Watson Senior Credit Facility
On November 7, 2011, Towers Watson and certain subsidiaries entered into a five-year, $500 million revolving credit facility, which amount may be increased by an aggregate amount of $250 million, subject to the satisfaction of customary terms and conditions, with a syndicate of banks (the “Senior Credit Facility”). Borrowings under the Senior Credit Facility bear interest at a spread to either LIBOR or the Prime Rate. During the six months ended December 31, 2015 and 2014, the weighted-average interest rate on borrowings under the Senior Credit Facility was 1.69% and 1.40%, respectively. We are charged a quarterly commitment fee, currently 0.175% of the Senior Credit Facility, which varies with our financial leverage and is paid on the unused portion of the Senior Credit Facility. Obligations under the Senior Credit Facility are guaranteed by Towers Watson and all of its domestic subsidiaries (other than Professional Consultants Insurance Company (“PCIC”), a majority-owned captive insurance company, and Stone Mountain Insurance Company (“SMIC”), a wholly-owned captive insurance company).
The Senior Credit Facility contains customary representations and warranties and affirmative and negative covenants. The Senior Credit Facility requires Towers Watson to maintain certain financial covenants that include a minimum Consolidated Interest Coverage Ratio and a maximum Consolidated Leverage Ratio (which terms in each case are defined in the Senior Credit Facility). In addition, the Senior Credit Facility contains restrictions on the ability of Towers Watson to, among other things, incur additional indebtedness; pay dividends; make distributions; create liens on assets; make acquisitions; dispose of property; engage in sale-leaseback transactions; engage in mergers or consolidations, liquidations and dissolutions; engage in certain transactions with affiliates; and make changes in lines of businesses. As of December 31, 2015, we were in compliance with our covenants.
As of December 31, 2015, we had $212.5 million outstanding borrowings under the Senior Credit Facility.
The Company repaid all outstanding indebtedness under the Senior Credit Facility and terminated it on the closing date of the Merger.
Letters of Credit under the Senior Credit Facility
In connection with the Merger, the letters of credit under this facility were also terminated and were reissued as standalone letters of credit on December 30, 2015. As of December 31, 2015, Towers Watson had standby letters of credit totaling $22.4 million associated with our captive insurance companies in the event that we fail to meet our financial obligations. Additionally, Towers Watson had $0.9 million of standby letters of credit covering various other existing or potential business obligations.
Term Loan Agreement Due June 2017
On June 1, 2012, the Company entered into a five-year $250 million amortizing term loan facility (“the Term Loan”) with a consortium of banks. The interest rate on the term loan is based on the Company’s choice of one, three or six month LIBOR plus a spread of 1.25% to 1.75%, or alternatively the bank base rate plus 0.25% to 0.75%. The spread to each index is dependent on the Company’s consolidated leverage ratio. The weighted-average interest rate on the Term Loan during the three months ended December 31, 2015 and 2014 was 1.45% and 1.40%, respectively. The Term Loan amortizes at a rate of $6.25 million per quarter, beginning in September 2013, with a final maturity date of June 1, 2017. The Company has the right to prepay a portion or all of the outstanding Term Loan balance on any interest payment date without penalty. At December 31, 2015, the balance on the Term Loan was $187.5 million.

This agreement contains substantially the same terms and conditions as our Senior Credit Facility, including guarantees from all of the domestic subsidiaries of Towers Watson (other than PCIC and SMIC). The Company entered into the Term Loan as part of the financing of our acquisition of Extend Health on May 29, 2012.
The Company repaid all outstanding indebtedness under the Term Loan and terminated it on the closing date of the Merger.
Term Loan Due December 2019
On November 20, 2015, Towers Watson Delaware Inc. entered into a four-year amortizing term loan agreement for up to $340 million with a consortium of banks to help fund the pre-Merger special dividend. On December 28, 2015, Towers Watson Delaware Inc. borrowed the full $340 million.
The interest rate on the term loan is based on the Company’s choice of one, two, three or six month LIBOR plus a spread of 1.25% to 1.75%, or alternatively the bank base rate plus 0.25% to 0.75%. The spread to each index is dependent on the Company’s consolidated leverage ratio. The weighted-average interest rate on this term loan between the borrowing date of December 28, 2015 and the year ended December 31, 2015 was 3.23%. The term loan amortizes at a rate of $21.25 million per quarter, beginning in March 2016, with a final maturity date of December 2019. The Company has the right to prepay a portion or all of the outstanding term loan balance on any interest payment date without penalty. At December 31, 2015, the balance on the term loan was $340.0 million.
Restrictive covenants associated with this financing contains customary representations and warranties and affirmative and negative covenants. The term loan requires Towers Watson Delaware Inc. as a consolidated entity to maintain certain financial covenants that include a minimum Consolidated Interest Coverage Ratio and a maximum Consolidated Leverage Ratio (which terms in each case are defined in the term loan agreement). In addition, the term loan contains restrictions on the ability of Towers Watson Delaware Inc. to, among other things, incur additional indebtedness; pay dividends; make distributions; create liens on assets; make acquisitions; dispose of property; engage in sale-leaseback transactions; engage in mergers or consolidations, liquidations and dissolutions; engage in certain transactions with affiliates; and make changes in lines of businesses. Additionally, Towers Watson Delaware Inc. is prohibited from providing guarantees of debt outside of the Towers Watson Delaware Inc. consolidated entity.
Indemnification Agreements
Towers Watson has various agreements which provide that it may be obligated to indemnify the other party to the agreement with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of business and in connection with the purchase and sale of certain businesses. Although it is not possible to predict the maximum potential amount of future payments that may become due under these indemnification agreements because of the conditional nature of Towers Watson’s obligations and the unique facts of each particular agreement, Towers Watson does not believe any potential liability that might arise from such indemnity provisions is probable or material. There are no provisions for recourse to third parties, nor are any assets held by any third parties that any guarantor can liquidate to recover amounts paid under such indemnities.
Legal Proceedings
From time to time, Towers Watson and its subsidiaries are parties to various lawsuits, arbitrations or mediations that arise in the ordinary course of business. Towers Watson was formed on January 1, 2010 upon the merger (the “Towers Perrin | Watson Wyatt Merger”) of Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) and Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”), and its subsidiaries include both Watson Wyatt and Towers Perrin. The matters reported on below relate to certain pending claims or demands against Towers Watson and its subsidiaries. We do not expect the impact of claims or demands not described below to be material to Towers Watson’s financial statements. We also receive subpoenas in the ordinary course of business and, from time-to-time, receive requests for information in connection with governmental investigations.
Towers Watson carries substantial professional liability insurance which, effective July 1, 2010, has been provided by SMIC. For the policy period beginning July 1, 2011 certain changes were made to our professional liability insurance program. Our professional liability insurance for each annualized policy period commencing July 1, 2011, up to and including the policy period commencing July 1, 2016, includes a $10 million aggregate self-insured retention above the $1 million self-insured retention per claim, including the cost of defending such claims. SMIC provides us with $40 million of coverage per claim and in the aggregate, above the retentions, including the cost of defending such claims. SMIC secured $25 million of reinsurance from unaffiliated reinsurance companies in excess of the $15 million SMIC retained layer. Excess insurance attaching above the SMIC coverage is provided by various unaffiliated commercial insurance companies.

This structure effectively results in Towers Watson and SMIC bearing the first $25 million of loss per occurrence or in the aggregate above the $1 million per claim self-insured retention. As a wholly-owned captive insurance company, SMIC is consolidated into our financial statements.
Before the Towers Perrin | Watson Wyatt Merger, Watson Wyatt and Towers Perrin each obtained substantial professional liability insurance from PCIC. A limit of $50 million per claim and in the aggregate was provided by PCIC subject to a $1 million per claim self-insured retention. PCIC secured reinsurance of $25 million attaching above the $25 million PCIC retained layer from unaffiliated reinsurance companies. Our ownership interest in PCIC is 72.86%. As a consequence, PCIC’s results are consolidated in Towers Watson’s operating results. PCIC ceased issuing insurance policies effective July 1, 2010 and at that time entered into a run-off mode of operation. Our shareholder agreements with PCIC could require additional payments to PCIC if development of claims significantly exceeds prior expectations.
We provide for the self-insured retention where specific estimated losses and loss expenses for known claims are considered probable and reasonably estimable. Although we maintain professional liability insurance coverage, this insurance does not cover claims made after expiration of our current policies of insurance. Generally accepted accounting principles require that we record a liability for incurred but not reported (“IBNR”) professional liability claims if they are probable and reasonably estimable. We use actuarial assumptions to estimate and record our IBNR liability. As of December 31, 2015, we had a $186.1 million IBNR liability balance, net of estimated IBNR recoverable receivables of our captive insurance companies. This net liability was $181.5 million as of June 30, 2015. To the extent our captive insurance companies, PCIC and SMIC, expect losses to be covered by a third party, they record a receivable for the amount expected to be recovered. This receivable is classified in other current or other noncurrent assets in our condensed consolidated balance sheet.
We reserve for contingent liabilities based on ASC 450, Contingencies, when it is determined that a liability, inclusive of defense costs, is probable and reasonably estimable. The contingent liabilities recorded are primarily developed actuarially. Litigation is subject to many factors which are difficult to predict so there can be no assurance that in the event of a material unfavorable result in one or more claims, we will not incur material costs.
City of Houston
On August 1, 2014, the City of Houston (“plaintiff”) filed suit against the Company in the United States District Court for the Southern District of Texas, Houston Division.
In the complaint, plaintiff alleges various deficiencies in pension actuarial work-product and advice stated to have been provided by the Company’s predecessor firm, Towers Perrin, in its capacity as principal actuary to the Houston Firefighters’ Relief and Retirement Fund (the “Fund”). Towers Perrin is stated to have acted in this capacity between “the early 1980s until 2002”.
In particular, the complaint is critical of three reports allegedly issued by Towers Perrin — one in February 2000, one in April 2000, and one in January 2001 — containing actuarial valuations upon which plaintiff claims to have relied. Plaintiff claims that the reports indicated that the City’s minimum contribution percentages to the Fund would remain in place through at least 2019; and that existing benefits under the Fund could be increased, and new benefits could be added, without increasing plaintiff’s financial burden, and without increasing plaintiff’s rate of annual contributions to the Fund. The complaint alleges that plaintiff relied on these reports when supporting a new benefit package for the Fund.  These reports, and other advice, are alleged, among other things, to have been negligent, to have misrepresented the present and future financial condition of the Fund and the contributions required to be made by plaintiff to support those benefits. Plaintiff asserts that, but for Towers Perrin’s alleged negligence and misrepresentations, plaintiff would not have supported the benefit increase, and that such increased benefits would not and could not have been approved or enacted.  It is further asserted that Towers Perrin’s alleged “negligence and misrepresentations damaged the City to the tune of tens of millions of dollars in annual contributions.”
Plaintiff seeks the award of actual damages, exemplary damages, special damages, attorney’s fees and expenses, costs of suit, pre- and post- judgment interest at the maximum legal rate, and other unspecified legal and equitable relief.  Plaintiff has not yet quantified fully its asserted damages.
On October 10, 2014, the Company filed a motion to dismiss plaintiff’s entire complaint on the basis that the complaint fails to state a claim upon which relief can be granted. On November 21, 2014, the City filed its response in opposition to the Company’s motion to dismiss. On September 23, 2015, the Company’s motion to dismiss was denied by the United States District Court for the Southern District of Texas, Houston Division.
Given the stage of the proceedings, the Company is currently unable to provide an estimate of the reasonably possible loss or range of loss. The Company disputes the allegations, and intends to defend the lawsuit vigorously.

British Coal Staff Superannuation Scheme
On September 4, 2014, Towers Watson Limited (“TWL”), a wholly-owned subsidiary of the Company, received a Letter of Claim (the “Demand Letter”) on behalf of Coal Staff Superannuation Scheme Trustees Limited (the “Trustee”), trustee of the British Coal Staff Superannuation Scheme (the “Scheme”). The Demand Letter was sent under the Professional Negligence Pre-Action Protocol, a pre-action dispute resolution procedure which applies in England and Wales.
In the Demand Letter, it is asserted that the Trustee has a claim against TWL in respect of allegedly negligent investment consulting advice provided to it by Watson Wyatt Limited, in the United Kingdom, in particular with regard to a currency hedge that was implemented in connection with the Scheme’s investment of £250 million in a Bluebay local currency emerging market debt fund in August 2008 (the “Investment”). It is alleged that the currency hedge has caused a substantial loss to the Scheme, compensatory damages for which losses are quantified at £47.5 million, for the period August 2008 to October 2012.
TWL sent a Letter of Response on December 23, 2014.
On November 11, 2015, the Trustee issued a Claim Form in the English High Court of Justice, Queen’s Bench Division, Commercial Court, in which TWL is named defendant. The Trustee asserts that, in breach of retainer, or of a duty of care alleged to have been owed under contract or at common law, TWL acted negligently and/or provided negligent advice in connection with the Investment and/or in relation to the monitoring of the performance of the Investment. The Trustee asserts that, but for the alleged breaches, the Scheme would have achieved a return on the Investment that was approximately £47.5 million greater than the return on Investment which it ultimately achieved, in the period between August 2008 and 28 September 2012. To date, TWL has not been served with the Claim Form.
Based on all of the information to date, and given the stage of the matter, TWL is currently unable to provide an estimate of the reasonably possible loss or range of loss. TWL disputes the allegations, and intends to defend the matter vigorously.
Meriter Health Services
On January 12, 2015, Towers Watson Delaware Inc. (“TWDE”), a wholly-owned subsidiary of the Company, was served with a Summons and Complaint (the “Complaint”) on behalf of Meriter Health Services, Inc. (“Meriter”), plan sponsor of the Meriter Health Services Employee Retirement Plan (the “Plan”). The Complaint was filed in Wisconsin State Court in Dane County; on February 12, 2015, the Complaint was removed to the United States District Court for the Western District of Wisconsin. On March 10, 2015, Meriter filed a Motion to Remand, seeking to transfer the Complaint back to Wisconsin State Court in Dane County. On November 20, 2015, the district court granted Meriter’s motion and remanded the case back to the Circuit Court of Dane County, Wisconsin.
On July 24, 2015, Meriter filed an Amended Complaint, to which TWDE and other defendants filed answers on August 10, 2015.  Meriter filed a Second Amended Complaint on December 29, 2015. Meriter filed a Third Amended Complaint on March 1, 2016.
In the Third Amended Complaint, Meriter alleges that Towers, Perrin, Forster & Crosby, Inc. (“TPFC”) and Davis, Conder, Enderle & Sloan, Inc. (“DCES”), and other entities and individuals, acted negligently concerning the benefits consulting advice provided to Meriter, including TPFC’s involvement in the Plan design and drafting of the Plan document in 1987, and DCES’ Plan review in 2001, Plan redesign, Plan amendment, and drafting of ERISA section 204(h) notices. Additionally, Meriter asserts that TPFC and DCES, and other entities and individuals, breached alleged fiduciary duties to advise Meriter regarding the competency of Meriter’s then ERISA counsel.  Meriter also has asserted causes of action for contribution, indemnity, and equitable subrogation related to amounts paid to settle a class action lawsuit related to the Plan that was filed by Plan participants against Meriter in 2010, alleging a number of ERISA violations and related claims. Meriter settled that lawsuit in 2015 for $82 million. In its initial disclosures, Meriter indicated that it seeks damages in the amount of $135 million, which include amounts it claims to have paid to settle and defend the class action litigation, and amounts it claims to have incurred as a result of “improper plan design.”  Meriter seeks to recover these alleged damages from TWDE.
On January 12, 2016, TWDE and the other defendants filed a motion for summary judgment seeking dismissal of Meriter’s negligence and breach of fiduciary duty claims.
Based on all of the information to date, and given the stage of the matter, TWDE is currently unable to provide an estimate of the reasonably possible loss or range of loss. TWDE disputes the allegations, and intends to defend the matter vigorously.
Merger-related Appraisal demands
Between November 12, 2015, and December 10, 2015, in connection with the then-proposed Merger, Towers Watson received demands for appraisal under Section 262 of the Delaware General Corporation Law on behalf of ten purported beneficial owners of an aggregate of approximately 2.4% of the shares of Towers Watson common stock outstanding at the time of the Merger. As of March 9, 2016, demands for appraisal purportedly relating to 2% of the shares of Towers Watson common stock that were outstanding at the time of the Merger remain outstanding and have not been withdrawn. On March 3, 2016, two appraisal petitions were filed in the Court of Chancery for the State of Delaware on behalf of three purported beneficial owners of an aggregate of 1,242,400 shares of Towers Watson common stock, captioned Rangeley Capital LLC v. Towers Watson & Co., C.A. No. 12063-CB, and Merion Capital L.P. v. Towers Watson & Co., C.A. No. 12064-CB. The appraisal petitions seek, among other things, a determination of the fair value of the appraisal petitioners’ shares at the time of the Merger; an order that Towers Watson pay that value to the appraisal petitioners, together with interest at the statutory rate; and an award of costs, attorneys’ fees, and other expenses. Based on all of the information to date, the Company is currently unable to provide an estimate of the reasonably possible loss or range of loss.  The Company intends to vigorously defend against the appraisal proceedings.
In re Towers Watson & Co. Stockholders Litigation
Five putative class action complaints challenging the Merger were filed in the Court of Chancery for the State of Delaware, captioned New Jersey Building Laborers’ Statewide Annuity Fund v. Towers Watson & Co., et al., C.A. No. 11270-CB (filed on July 9, 2015), Stein v. Towers Watson & Co., et al., C.A. No. 11271-CB (filed on July 9, 2015), City of Atlanta Firefighters’ Pension Fund v. Ganzi, et al., C.A. No. 11275-CB (filed on July 10, 2015), Cordell v. Haley, et al., C.A. No. 11358-CB (filed on July 31, 2015), and Mills v. Towers Watson & Co., et al., C.A. No. 11423-CB (filed on August 24, 2015).  The Stein action was voluntarily dismissed on July 28, 2015.  These complaints were filed by purported stockholders of Towers Watson on behalf of a putative class comprised of all Towers Watson stockholders. The complaints sought, among other things, to enjoin the Merger, and generally alleged that Towers Watson’s directors breached their fiduciary duties to Towers Watson stockholders by agreeing to merge Towers Watson with Willis through an inadequate and unfair process, which led to inadequate and unfair consideration, and by agreeing to unfair deal protection devices.  The complaints also alleged that Willis and the Merger Sub formed for purposes of consummating the Merger aided and abetted the alleged breaches of fiduciary duties by Towers Watson directors.  On August 17, 2015, the court consolidated the New Jersey Building Laborers’ Statewide Annuity Fund, City of Atlanta Firefighters’ Pension Fund, and Cordell actions (the Mills action had not yet been filed) and any other actions then pending or thereafter filed arising out of the same issues of fact under the caption In re Towers Watson & Co. Stockholders Litigation, Consolidated C.A. No. 11270-CB.  On September 9, 2015, the plaintiffs in the consolidated action and in Mills filed a consolidated amended complaint, which, among other things, added claims for alleged misstatements and omissions from a preliminary proxy statement and prospectus for the Merger dated August 27, 2015.  On September 17, 2015, plaintiffs filed a motion for expedited proceedings and a motion for a preliminary injunction, which motions plaintiffs voluntarily withdrew on October 19, 2015.  On December 14, 2015, the defendants filed motions to dismiss the consolidated amended complaint. Based on all of the information to date, the Company is currently unable to provide an estimate of the reasonably possible loss or range of loss.  The Towers Watson defendants intend to vigorously defend the lawsuit.
Note 9 — Accumulated Other Comprehensive Loss
Changes in accumulated other comprehensive loss, net of non-controlling interests, are provided in the following table. The difference between the amounts presented in this table and the amounts presented in the condensed consolidated statements of comprehensive income are the corresponding components attributable to non-controlling interests, which are not material for further disclosure.

	Foreign currency translation (1)	Hedge effectiveness (1)			Available-for-sale securities (2)			Defined pension and post-retirement benefit costs (3)
		Before Tax	Tax	After Tax	Before Tax	Tax	After Tax	Before Tax	Tax	After Tax
As of June 30, 2015	$(226,041)	$1,616	$(657)	$959	$141	$(60)	$81	$(512,767)	$161,470	$(351,297)
Other comprehensive loss before reclassifications	(127,211)	(407)	160	(247)	(298)	95	(203)	—	—	—
Amounts reclassified from accumulated other comprehensive income	—	(802)	315	(487)	—	—	—	15,207	(4,763)	10,444
Net current-period other comprehensive loss	(127,211)	(1,209)	475	(734)	(298)	95	(203)	15,207	(4,763)	10,444
As of December 31, 2015	$(353,252)	$407	$(182)	$225	$(157)	$35	$(122)	$(497,560)	$156,707	$(340,853)
________________________

(1)	Reclassification adjustments from accumulated other comprehensive income are included in general and administrative expenses (see Note 6 – Derivative Financial Instruments for additional information)

(2)	Reclassification adjustments from accumulated other comprehensive income are included in general and administrative expenses

(3)	Reclassification adjustments from accumulated other comprehensive income are included in the computation of net periodic pension cost (see Note 7 – Retirement Benefits for additional details)
Note 10 — Share-Based Compensation
Restricted Stock Units
Executives and Employees
The Compensation Committee of our Board of Directors approves performance-vested restricted stock unit awards pursuant to the Towers Watson & Co. 2009 Long Term Incentive Plan. RSUs are designed to provide us an opportunity to offer our long-term incentive program (“LTIP”) and to provide key executives with a long-term stake in our success. RSUs are notional, non-voting units of measurement based on our common stock. Under the RSU agreement, participants become vested in a number of RSUs based on the achievement of specified levels of financial performance during the performance period set forth in the agreement, provided that the participant remains in continuous service with us through the end of the performance period. Any RSUs that become vested are payable in shares of our Class A Common Stock. Dividend equivalents will accrue on certain RSUs and vest to the same extent as the underlying shares. The form of performance-vested restricted stock unit award agreement includes a provision whereby the Committee could provide for continuation of vesting of restricted stock units upon an employee’s termination under certain circumstances such as a qualified retirement. This definition of qualified retirement is age 55 and with 15 years of experience at the company and a minimum of one year of service in the performance period.
These awards are typically approved by the Compensation Committee of the Board of Directors in the first quarter of the fiscal year. The LTIP awards are generally based on the value of the executive officer’s annual base salary and a multiplier, which is then converted into a target number of RSUs based on our closing stock price as of the date of grant. Except for the Exchange Solutions (“ES”) LTIP awards, between 0% and 204% of the target number of RSUs will vest based on the extent to which specified performance metrics are achieved over the applicable performance period, subject to the employee or executive officers’ continued employment with us through the end of the performance period, except in the case of a qualified retirement. For participants that meet the requirement for qualified retirement, we record the expense of their awards over the one-year service period as performed. For the 2014 ES LTIP awards, 240% of the target number of RSUs vested, and for the 2016 ES LTIP awards, between 0% and 196% of the target number of RSUs will vest, based on the extent to which specified performance metrics are achieved over the applicable performance period, subject to the employee or executive officers’ continued employment with us through the end of the performance period. Except for the ES LTIP awards, the Compensation Committee approved the grants and established adjusted three-year average EPS and revenue growth during the performance period as the performance metrics for the awards. The performance metrics for the 2014 ES LTIP awards are based on EBITDA margin and revenue growth, and the performance metrics for the 2016 ES LTIP awards are based on ES net operating income margin and revenue. We record stock-based compensation expense over the performance period beginning with the date of grant and will adjust the expense for their awards based upon the level of performance achieved.
The Compensation Committee of the Board of Directors also approves RSUs to certain employees under our Select Equity Plan (“SEP”) during the first quarter of the fiscal year. The RSUs vest annually over a three-year period and include an assumed forfeiture rate.
The following table presents key information with regard to each of the awards that had been granted as of December 31, 2015:

Plan	Performance Period	RSUs Awarded	Grant Date Stock Price	Assumed Forfeiture Rate
2015 LTIP	July 1, 2014 to June 30, 2017	82,350	$100.02 and $131.35	None
2014 LTIP	July 1, 2013 to June 30, 2016	65,355	$105.90 and $110.70	None
2013 LTIP	July 1, 2012 to June 30, 2015	121,075	$54.59	None
2016 ES LTIP	July 1, 2015 to June 30, 2017	38,864	$125.50	None
2014 ES LTIP	July 1, 2013 to June 30, 2015	30,192	$91.43	None
2015 SEP	July 1, 2015 to June 30, 2018	103,217	$119.30	5%
2014 SEP	July 1, 2014 to June 30, 2017	112,464	$106.89	5%
2013 SEP	July 1, 2013 to June 30, 2016	131,286	$91.43	5%
2012 SEP	July 1, 2012 to June 30, 2015	147,503	$53.93	5%
Total expense related to our LTIP and SEP awards, and other miscellaneous RSU awards for the three months ended December 31, 2015 and 2014 was $6.2 million and $6.1 million, respectively, and $9.1 million and $16.1 million for the six months ended December 31, 2015 and 2014, respectively.

Outside Directors
The Towers Watson & Co. Compensation Plan for Non-Employee Directors provides for cash and stock compensation for outside directors for service on the board of directors. During the three months ended September 30, 2015, 7,234 RSUs were granted for the annual award for outside directors, which vest in equal quarterly installments over fiscal year 2016. During the three months ended September 30, 2014, 8,059 RSUs were granted for the annual award for outside directors, which vest in equal quarterly installments over fiscal year 2015. We recorded stock-based compensation expense related to these grants in the amount of $0.6 million and $0.3 million for the three months ended December 31, 2015 and 2014, respectively, and $1.1 million and $0.7 million for the six months ended December 31, 2015 and 2014, respectively.
Stock Options
Due to the pending Merger, the Compensation Committee of our Board of Directors determined that it would be very difficult to establish performance metrics for our key executives under a performance-vested based restricted stock unit awards type of plan for fiscal year 2016. As a result, the Compensation Committee approved the issuance of stock options under the existing 2009 Long Term Incentive Plan. This is similar to the approach taken by Watson Wyatt Worldwide, Inc., in connection with the merger between Towers, Perrin, Foster & Crosby, Inc. and Watson Wyatt Worldwide, Inc. The number of options granted under the new plan is 542,869 and the options have an exercise price equal to the grant date market price of Towers Watson’s common stock of $120.58 to $134.15. The options vest on July 1, 2018 contingent upon the optionee’s continued service with Towers Watson or the merged entity, except in the case of a qualified retirement. The vesting of 204,618 of these options is also contingent upon the occurrence of the Merger on or before December 31, 2016, and therefore, a performance factor is applied to these options when determining the expense. We will adjust the expense based upon the performance achieved. Compensation expense is recorded on a straight-line basis over the vesting term.  For participants who meet the requirement for qualified retirement, we record the expense of their awards over the one-year service period as performed. We recorded stock-based compensation expense related to these stock options in the amount of $2.2 million and $2.6 million for the three and six months ended December 31, 2015, respectively. There were no stock options granted in 2014.
The fair value of the stock option grants was calculated using the Black-Scholes formula and is included in the valuation assumptions table below:

Six Months Ended December 31, 2015
Stock option grants:
Risk-free interest rate	1.57% - 1.70%
Expected lives in years	5.2
Expected volatility	17.75% - 23.89%
Dividend yield	0.50% -1.65%
Weighted-average grant date fair value of options granted	$17.56 - $37.24
Number of shares granted	542,869
Acquired Plans
Liazon RSUs. In November 2013, in connection with the acquisition, we assumed the Liazon Corporation 2011 Equity Incentive Plan and converted the outstanding unvested restricted stock units into 70,533 Towers Watson restricted stock units using a conversion ratio stated in the agreement for the exercise price and number of options. The fair value of these restricted stock units was calculated using the fair value share price of Towers Watson’s closing share price on the date of acquisition. We determined the fair value of the portion of the 70,533 outstanding RSUs related to pre-acquisition employee service using Towers Watson graded vesting methodology from the date of grant to the acquisition date to be $5.7 million which was added to the transaction consideration. The fair value of the remaining portion of RSUs related to the post-acquisition employee services was $2.1 million, and will be recorded over the future vesting periods.
Liazon Options. In November 2013, in connection with the Liazon acquisition, we assumed the Liazon Corporation 2011 Equity Incentive Plan and converted the outstanding unvested employee stock options into 37,162 Towers Watson stock options using a conversion ratio stated in the agreement for the exercise price and number of options. The fair value of the vested stock options was calculated using the Black-Scholes model with a volatility and risk-free interest rate over the expected term of each group of options using the fair value share price of Towers Watson’s closing share price on the date of acquisition. The fair value of the new awards was less than the acquisition date fair value of the replaced Liazon options; accordingly, no compensation expense was recorded. We determined the fair value of the portion of the 37,162 outstanding options relating to the pre-acquisition employee service using Towers Watson graded vesting methodology from the date of grant to the acquisition date to be $2.2 million, which was added to the transaction consideration. The fair value of the remaining portion of unvested options related to the post-acquisition employee service was $1.7 million, which will be recorded over the future vesting periods.
Extend Health Options. In May 2012, we assumed the Extend Health, Inc. 2007 Equity Incentive Plan and converted the outstanding unvested employee stock options into 377,614 Towers Watson stock options using a conversion ratio stated in the agreement for the exercise price and number of options. The fair value of the vested stock options was calculated using the Black-Scholes model with a volatility and risk-free interest rate over the expected term of each group of options using the fair value share price of Towers Watson’s closing share price on the date of acquisition. The fair value of the new awards were less than the acquisition date fair value of the replaced Extend Health options; accordingly, no compensation expense was recorded. We determined the fair value of the portion of the 377,614 outstanding options related to pre-acquisition employee service using Towers Watson graded vesting methodology from the date of grant to the acquisition date was $11.2 million, which was added to the transaction consideration. The fair value of the remaining portion of the unvested options at the time of the acquisition, less 10% estimated forfeitures, was $7.9 million, and will be recorded over the future vesting periods. We are now estimating a 5% forfeiture rate for the remaining unvested options.
Total expense related to our acquired option plans for the three and six months ended December 31, 2015 was not material. Total expense related to our acquired plans for the three and six months ended December 31, 2014 was $0.9 million and $1.6 million, respectively.
Impact of Merger to Certain Provisions
Certain awards contain provisions affected by a change in control. The Non-Employee Director awards vested immediately upon a change in control. The number of RSUs payable under the 2014 and 2015 LTIP awards is determined at the greater of 100% of the target level or the amount calculated based on the Company’s actual financial performance prior to the change in control. These LTIP awards will be paid on the original payment date, provided the participant remains in service, with the exception for involuntary termination within twelve months of the change in control.
As a result of the pre-Merger special dividend, the exercise price for outstanding options with an exercise price greater than $10 was adjusted to reflect the economic impact of the dividend. The total number of options impacted was 573,584.
Note 11 — Income Taxes
Provision for income taxes on continuing operations for the three and six months ended December 31, 2015 was $55.6 million and $116.2 million, respectively, compared to $55.4 million and $99.4 million, respectively, for the three and six months ended December 31, 2014. The effective tax rate was 46.3% for the six months ended December 31, 2015 and 34.1% for the six months ended December 31, 2014. The increase in the effective tax rate was primarily due to a one-time tax charge of 14.7% for repatriating overseas cash used to fund a portion of the TW special dividend, partially offset with an income tax benefit of 1.2% in connection with the enacted statutory tax rate reduction in the U.K.
As discussed in Note 8, on November 20, 2015, the Company entered into a four-year amortizing term loan agreement for up to $340 million to help fund the pre-Merger special dividend. Concurrently, the board approved an increase to the pre-Merger special dividend. The Company reviewed a number of financing options with our bank advisors and determined the most cost effective means to fund the increased cost of the pre-Merger special dividend was to fund the remaining portion through repatriation of foreign earnings. As a result, the Company repatriated $465 million during the three months ended December 31, 2015 to fund the remaining amount of the pre-Merger special dividend. The excess cash will be used to repay the debt on the term loan and cover transaction and integration expenses. The Company has accrued approximately $41.4 million in income tax expense with respect to the repatriation. ASC 740, Income Taxes, requires a company to recognize income tax expense when it becomes apparent that some or all of the undistributed earnings of a foreign subsidiary will be remitted in the foreseeable future.
We continue to assert that the historical cumulative earnings of our foreign subsidiaries are reinvested indefinitely and we do not provide U.S. deferred tax liabilities on these amounts. We believe the Company’s current cash position, and access to capital markets will allow it to meet its U.S. cash obligations without repatriating historical cumulative foreign earnings. Further, non-U.S. cash is used for working capital needs of our non-U.S. operations and may be used for foreign restructuring expenses or acquisitions.
We have liabilities for uncertain tax positions under ASC 740, Income Taxes of $34.7 million, excluding interest and penalties. The Company believes the outcomes which are reasonably possible within the next 12 months may result in a reduction in the liability for uncertain tax positions in the range of approximately $2.3 million to $5.0 million, excluding interest and penalties.

Note 12 — Segment Information
Towers Watson has four reportable operating segments or business areas:

•	Benefits

•	Exchange Solutions

•	Risk and Financial Services

•	Talent and Rewards
Towers Watson’s chief operating decision maker is its chief executive officer. It was determined that Towers Watson operational data used by the chief operating decision maker is that of the segments. Management bases strategic goals and decisions on these segments and the data presented below is used to assess the adequacy of strategic decisions, the method of achieving these strategies and related financial results.
Management evaluates the performance of its segments and allocates resources to them based on net operating income on a pre-bonus, pre-tax basis. Revenue includes amounts that were directly incurred on behalf of our clients and reimbursed by them (reimbursable expenses).
The table below presents revenue (net of reimbursable expenses) of the reported segments for the three and six months ended December 31, 2015 and 2014:

	Three Months Ended December 31		Six Months Ended December 31
	2015	2014	2015	2014
Benefits	$467,378	$488,453	$915,402	$954,040
Exchange Solutions	132,497	93,924	250,988	180,206
Risk and Financial Services	144,664	154,278	282,387	302,304
Talent and Rewards	174,826	183,973	335,117	337,267
Total revenue (net of reimbursable expenses)	$919,365	$920,628	$1,783,894	$1,773,817
The table below presents net operating income of the reported segments for the three and six months ended December 31, 2015 and 2014:

	Three Months Ended December 31		Six Months Ended December 31
	2015	2014	2015	2014
Benefits	$167,550	$175,023	$319,010	$330,782
Exchange Solutions	20,045	12,462	41,561	26,474
Risk and Financial Services	36,754	41,744	70,256	77,305
Talent and Rewards	63,903	67,568	111,368	104,411
Total net operating income	$288,252	$296,797	$542,195	$538,972

The table below presents a reconciliation of the information reported by segment to the consolidated amounts reported for the three and six months ended December 31, 2015 and 2014:

	Three Months Ended December 31		Six Months Ended December 31
	2015	2014	2015	2014
Revenue:
Total segment revenue	$919,365	$920,628	$1,783,894	$1,773,817
Reimbursable expenses and other	30,250	37,294	61,342	62,212
Revenue	$949,615	$957,922	$1,845,236	$1,836,029
Net Operating Income:
Total segment net operating income	$288,252	$296,797	$542,195	$538,972
Differences in allocation methods (1)	(5,644)	11,672	4,147	27,384
Amortization of intangibles	(23,276)	(17,279)	(40,145)	(34,816)
Transaction and integration expenses	(80,801)	—	(90,131)	—
Stock-based compensation (2)	(5,946)	(5,738)	(8,411)	(11,290)
Discretionary compensation	(81,493)	(111,015)	(182,862)	(203,379)
Payroll tax on discretionary compensation	(8,709)	(6,327)	(14,327)	(11,846)
Other, net	(11,690)	(1,100)	(10,373)	(12,017)
Income from operations	$70,693	$167,010	$200,093	$293,008
________________________

(1)
Depreciation, general and administrative, pension, and medical costs are allocated to our segments based on budgeted expenses determined at the beginning of the fiscal year, as management believes that these costs are largely uncontrollable to the segment. To the extent that the actual expense base upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally allocated expenses and the actual expense that we report for GAAP purposes.

(2)
Stock-based compensation excludes RSUs granted in conjunction with our performance bonus, which are included in discretionary compensation, as well as the 2014 ES LTIP awards granted to certain executives of our Exchange Solutions segment, which are included within the calculation of Exchange Solutions’ net operating income. The 2016 ES LTIP awards are included in corporate stock-based compensation.

Note 13 — Subsequent Events
For the six months ended December 31, 2015, subsequent events were evaluated through March 9, 2016, the date the financial statements were issued.